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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
XM Satellite Radio Holdings Inc.:

We consent to the use of our reports incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our reports, dated January 23, 2002, contain an explanatory paragraph that states that the Company is dependent upon additional debt or equity financing, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                      /s/ KPMG LLP

McLean, Virginia
January 31, 2003

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  EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS